UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2015

INLAND AMERICAN REAL ESTATE TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51609	34-2019608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2809 Butterfield Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

(b) On February 16, 2015, Mr. Robert D. Parks notified Inland American Real Estate Trust, Inc. (the “Company” or “Inland”) that in connection with his retirement he is resigning as a director of and as Chairman of the board of directors (the “Board”) of the Company and all other positions he holds as a member of any committee of the Board effective February 16, 2015. Mr. Parks’ resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 18, 2015, Ms. Brenda G. Gujral notified the Company that in connection with her retirement she is resigning as a director of the Board and all other positions she holds as a director of any committee of the Board effective February 18, 2015. Ms. Gujral’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Election of Director

(d) On February 18, 2015, the Board appointed Thomas P. McGuinness, the Company’s President and Chief Executive Officer, to serve as a director of the Board to fill the vacancy created by the resignation of Ms. Gujral from such position. Mr. McGuinness will serve until the Company’s next annual meeting of stockholders and until his successor is elected and duly qualifies. Mr. McGuinness has not been appointed to any committees of the Board. As an executive director, Mr. McGuinness will not be compensated by the Company for his services on the Board.

Mr. McGuinness, 59, currently serves as the President and Chief Executive Officer of the Company and has served in this capacity since the Company initiated its self-management transactions on March 12, 2014. Prior to the self-management transactions, he served as President and principal executive officer since September 2012 of the Company’s business manager. Prior to that time, Mr. McGuinness was the President of the Company’s property manager. Mr. McGuinness is a licensed Real Estate Broker in the State of Illinois. Mr. McGuinness previously served as the president of the Chicagoland Apartment Association and as the regional vice president of the National Apartment Association. He also served on the board of directors of the Apartment Building Owners and Managers Association, and was a trustee with the Service Employees’ Local No. 1 Health and Welfare Fund and its Pension Fund. He holds SCLS and SCSM accreditations from the International Council of Shopping Centers (“ICSC”).

The Board believes that, with over 35 years of experience in the commercial real estate industry and as a result of his knowledge of the operations of our Company as the Company’s President and Chief Executive Officer, Mr. McGuinness is qualified to serve as a director on the Board.

Following Mr. Parks’ and Ms. Gujral’s resignations and the appointment of Mr. McGuinness as a member of the Board, the Board decreased the total number of directors constituting the entire Board from seven to six.

Appointment of Interim Chair

Following the resignation of Mr. Parks as a director and Chairman of the Board, on February 18, 2015, the Board appointed current director, J. Michael Borden, as Interim Chairman of the Board. The Board has also appointed Mr. Borden to serve as the Chairman of the Company’s Nominating and Corporate Governance Committee.

Mr. Borden, age 78, has served as an independent director on the Board since October 2004. Mr. Borden is president and chief executive officer of Rock Valley Trucking Co., Inc., Rock Valley Leasing, Inc., Hufcor Inc. and Airwall, Inc. Mr. Borden also served as the president and chief executive officer of Freedom Plastics, Inc. through February 2009, at which time it filed a voluntary petition for a court-supervised liquidation of all of its assets in the Circuit Court of Rock County, Wisconsin. Mr. Borden also is the chief executive officer of Hufcor Asia Pacific in China and Hong Kong, Marashumi Corp. in Malaysia, Hufcor Australia Group, and F. P. Investments a Real Estate Investment Company. He currently serves on the board of directors of Dowco, Inc., Competitive Wisconsin, and St. Anthony of Padua Charitable Trust, is a trustee of The Nature Conservancy and is a regent of the Milwaukee School of Engineering. Mr. Borden previously served as chairman of the board of the Wisconsin Workforce Development Board and as a member of the SBA Advisory Council and the Federal Reserve Bank Advisory Council. He was named Wisconsin entrepreneur of the year in 1998.

Over the past twenty-five years, Mr. Borden’s various businesses have routinely entered into real estate transactions in the ordinary course of business, allowing him to develop experience in acquiring, leasing, developing and redeveloping real estate assets. Our board believes that this experience and his experience as a director on the Board qualifies him to serve as Interim Chairman of the Board during this transitional period.

The Board’s Nominating and Corporate Governance Committee has engaged a search firm to assist the Board in identifying qualified candidates to serve on the Board and as Chairman of the Board. The Nominating and Corporate Governance Committee will evaluate both internal and external candidates to serve as Chairman of the Board.

On February 20, 2015, the Company issued a press release announcing the resignations of Mr. Parks and Ms. Gujral, the appointment of Mr. McGuinness to the Board and the appointment of Mr. Borden as Interim Chairman. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Inland American Real Estate Trust, Inc., dated February 20, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

Date:	February 20, 2015	By:	/s/ Jack Potts
		Name:	Jack Potts
		Title	Executive Vice President – Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Inland American Real Estate Trust, Inc., dated February 20, 2015.